Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kerr-McGee Corporation:

We consent to the inclusion of our report dated February 13, 2004, with respect to the consolidated balance sheets of Westport Resources Corporation and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, which report appears in the Form 8-K of Kerr-McGee Corporation dated June 21, 2004.  We further consent to the incorporation by reference in the registration statements (Nos. 333-115935, 333-81720 and 333-68136) on Form S-3 and related prospectuses of Kerr-McGee Corporation of our report dated February 13, 2004, with respect to the consolidated balance sheets of Westport Resources Corporation and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in the Form 8-K of Kerr-McGee Corporation dated June 21, 2004.  Our report refers to a change in the method of accounting for asset retirement obligations in 2003, and a change in the method of accounting for derivative instruments and hedging activities in 2001.

(signed) KPMG LLP

Denver, Colorado

June 21, 2004